EXHIBIT 99.1

America's Car-Mart Reports Diluted Earnings per Share of $1.55 on Revenues of $161 Million

BENTONVILLE, Ark., Feb. 19, 2019 (GLOBE NEWSWIRE) -- America’s Car-Mart, Inc. (NASDAQ: CRMT) today announced its operating results for the third quarter of fiscal year 2019.

Highlights of third quarter operating results:

  Income before taxes of $14.3 million vs. $5.8 million for prior year quarter
  Net earnings of $10.9 million, or $1.55 per diluted share vs. net earnings of $13.4 million, or $1.82 per diluted share for prior year quarter (diluted earnings per share for prior year quarter includes $1.32 for the effect of the enactment of the Tax Cuts and Jobs Act (“Tax Act”) in December 2017 and $(.10) for a one-time retirement bonus paid to retiring CEO)
  Revenues of $161 million compared to $147 million for the prior year quarter; current quarter includes a $2.2 million increase in interest income and same store revenue increase of 8.5%
  Increased sales volume productivity with 27.9 retail units sold per store per month, up from 27.2 for the prior year quarter
  Average retail sales price increased $484, or 4.5% from the prior year quarter to $11,146
  Gross profit margin percentage remained consistent at 41.5%
  Collections as a percentage of average finance receivables increased to 13.2% from 12.5% for the prior year quarter.  The weighted average contract term decreased to 32.0 months from 32.4 months at the prior year quarter-end and decreased from 32.1 months at the end of the second quarter of 2019
  Net Charge-offs as a percent of average finance receivables decreased to 6.2% from 7.4% for the prior year quarter
  Accounts over 30 days past due decreased to 3.2% from 4.1% at January 31, 2018
  Average percentage of finance receivables current increased to 83.0% from 80.4% at January 31, 2018
  Provision for credit losses of 25.4% of sales vs. 29.5% for prior year quarter
  Selling, general and administrative expenses at 18.9% of sales vs. 20.2% for prior year quarter (19.4% excluding the one-time retirement bonus paid to retiring CEO)
  Active accounts base over 75,000, an increase of almost 4,000 from April 30, 2018
  Debt to equity of 69.5% and debt to finance receivables of 31.4%
  Strong cash flows supporting the $7.1 million increase in finance receivables, $1.5 million in net capital expenditures and $10.2 million in common stock repurchases (141,500 shares) with a $5.9 million increase in total debt

Highlights of nine-month operating results:

  Income before taxes of $41.5 million vs $25.2 million for prior year period
  Net income of $33.0 million or $4.66 per diluted share vs. net income of $26.3 million or $3.48 per diluted share for prior year period (diluted earnings per share for prior year period includes $1.28 for the effect of the enactment of the Tax Act in December 2017 and $(.10) for a one-time retirement bonus paid to retiring CEO)
  Income tax benefit related to share-based compensation of $1.5 million ($.22 per diluted share) compared to $777,000 ($.10 per diluted share) for the prior year period
  Revenues of $492 million compared to $443 million for the prior year period; current period includes a $6.0 million increase in interest income and same store revenue increase of 10.5%
  Retail unit sales increase of 5.6% to 37,163 from 35,189 for the prior year period with improved productivity at 29.3 retail units sold per store per month, up from 27.9 for the prior year period
  Net Charge-offs as a percent of average finance receivables of 19.2%, down from 21.2% for prior year period
  Provision for credit losses of 25.9% of sales vs. 28.6% of sales for prior year period
  Strong cash flows supporting the $41.5 million increase in finance receivables, $5.2 million increase in inventory, $3.0 million in net capital expenditures and $24.1 million in common stock repurchases (347,155 shares) with an $18.4 million increase in total debt

“We had a good quarter as we continue to see across the board improvements resulting from our focus on the Company’s Non-Negotiables related to inventory, facilities and associates, collections practices and expense management. There is real purpose in our work as we move forward with our efforts to be a great company in the eyes of our associates, customers and shareholders while improving lives in communities we serve. We believe that communities are better when served by America's Car-Mart. We have an obligation to grow our customer count at a rate that is in line with our ability to support associates and customers at the very highest levels. There is tremendous demand for our service, and we will continue to make significant investments in our people especially in our General Manager Recruitment, Training and Advancement Program,” said Jeff Williams, President and Chief Executive Officer. "Our productivity improvements have been made possible because of the investments we’ve made and it’s nice to see us leverage those investments so quickly. We are very excited about our future, and we will continue to invest in the key areas of the business. Our most important Non-Negotiable is related to how our blocking and tackling efforts are impacting customer relations and customer experience. Improving the customer experience at various touch points, without sacrificing basic daily discipline, is emerging as our top opportunity, and we are in a unique position to really move the needle in this important area."

“We currently have four new dealership openings in process. These dealerships will be in Conway, Arkansas, Bryant, Arkansas, Chattanooga, Tennessee and Tyler, Texas,” said Mr. Williams. “Three of these dealerships will be managed by top-performing General Managers as we expand the number of locations and customers served to leverage their talents. Tyler, Texas is a re-opening and will be managed individually by an experienced General Manager. We are optimistic about these locations and excited to get started in these communities.”

“It is nice to see all of our key financial metrics continue to improve. Sales volume productivity is up 2.6% with same store revenues up over 8%, net charge-offs are down 120 basis points, collections are up 70 basis points, and the quarter-end delinquency percentage is down significantly. The financial results follow the operational improvements that Jeff mentioned. The fact that we were able to continue to invest in the key areas of the business and at the same time see some leveraging with our expenses is indicative of our commitment to grow in a healthy manner," said Vickie Judy, Chief Financial Officer. “We are all working very hard to make this company great and to take advantage of the opportunities that are in front of us as we help associates and customers succeed."

“We repurchased 141,500 shares of our common stock during the quarter at an average price of $72.20 for a total of $10.2 million. Since February 2010 we have repurchased 6.1 million shares at an average price of approximately $36. We plan to continue to repurchase shares opportunistically as we move forward. During the first nine months of the fiscal year, we have added over $41.5 million in receivables, repurchased $24.1 million of our common stock, funded $3.0 million in net capital expenditures, and increased inventory by $5.2 million to support higher sales levels with only a $18.4 million increase in debt. Our balance sheet is very strong with a debt to finance receivables ratio of 31.4%,” added Ms. Judy. “We will continue to focus on strong cash-on-cash returns while being mindful of the continuing infrastructure investment needs in the key areas of the business.”

Conference Call

Management will be holding a conference call on Wednesday, February 20, 2019 at 11:00 a.m. Eastern Time to discuss third quarter results.  A live audio of the conference call will be accessible to the public by calling (877) 776-4031.  International callers dial (631) 291-4132.  Callers should dial in approximately 10 minutes before the call begins.  A conference call replay will be available two hours following the call for thirty days and can be accessed by calling (855) 859-2056 (domestic) or (404) 537-3406 (international), conference call ID #4196898.

About America's Car-Mart

America’s Car-Mart, Inc. (the “Company”) operates 143 automotive dealerships in eleven states and is one of the largest publicly held automotive retailers in the United States focused exclusively on the “Integrated Auto Sales and Finance” segment of the used car market.  The Company emphasizes superior customer service and the building of strong personal relationships with its customers. The Company operates its dealerships primarily in small cities throughout the South-Central United States selling quality used vehicles and providing financing for substantially all of its customers.  For more information, including investor presentations, on America’s Car-Mart, please visit our website at www.car-mart.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements address the Company’s future objectives, plans and goals, as well as the Company’s intent, beliefs and current expectations regarding future operating performance and can generally be identified by words such as “may,” “will,” “should,” “could, “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” and other similar words or phrases.  Specific events addressed by these forward-looking statements include, but are not limited to:

  new dealership openings;
  performance of new dealerships;
  same store revenue growth;
  future overall revenue growth;
  the Company’s collection results, including but not limited to collections during income tax refund periods;
  repurchases of the Company’s common stock; and
  the Company’s business and growth strategies and plans.

These forward-looking statements are based on the Company’s current estimates and assumptions and involve various risks and uncertainties.  As a result, you are cautioned that these forward-looking statements are not guarantees of future performance, and that actual results could differ materially from those projected in these forward-looking statements.  Factors that may cause actual results to differ materially from the Company’s projections include, but are not limited to:

  the availability of credit facilities to support the Company’s business;
  the Company’s ability to underwrite and collect its accounts effectively, including but not limited to collections during income tax refund periods;
  competition;
  dependence on existing management;
  availability of quality vehicles at prices that will be affordable to customers;
  changes in financing laws or regulations; and
  general economic conditions in the markets in which the Company operates, including but not limited to fluctuations in gas prices, grocery prices and employment levels.

Additionally, risks and uncertainties that may affect future results include those described from time to time in the Company’s SEC filings. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

____________________________
Contacts:              Jeffrey A. Williams, President and CEO (479) 418-8021 or Vickie D. Judy, CFO (479) 418-8081

			% Change	As a % of Sales
	Three Months Ended		2019	Three Months Ended
	January 31,		vs.	January 31,
	2019	2018	2018	2019	2018
Operating Data:
Retail units sold	11,963	11,420	4.8%
Average number of stores in operation	143	140	2.1
Average retail units sold per store per month	27.9	27.2	2.6
Average retail sales price	$11,146	$10,662	4.5
Same store revenue growth	8.5%	7.1%
Net charge-offs as a percent of average finance receivables	6.2%	7.4%
Collections as a percent of average finance receivables	13.2%	12.5%
Average percentage of finance receivables-current (excl. 1-2 day)	83.0%	80.4%
Average down-payment percentage	5.5%	5.5%

Period End Data:
Stores open	143	140	2.1%
Accounts over 30 days past due	3.2%	4.1%
Finance receivables, gross	$542,893	$497,652	9.1%

Operating Statement:
Revenues:
Sales	$139,803	$128,166	9.1%	100.0%	100.0%
Interest income	21,251	19,048	11.6	15.2	14.9
Total	161,054	147,214	9.4	115.2	114.9

Costs and expenses:
Cost of sales	81,740	74,951	9.1	58.5	58.5
Selling, general and administrative	26,488	25,945	2.1	18.9	20.2
Provision for credit losses	35,555	37,872	(6.1)	25.4	29.5
Interest expense	2,110	1,482	42.4	1.5	1.2
Depreciation and amortization	985	1,057	(6.8)	0.7	0.8
(Gain) loss on disposal of property and equipment	(100)	84	(219.0)	(0.1)	0.1
Total	146,778	141,391	3.8	105.0	110.3

Income before taxes	14,276	5,823		10.2	4.5

(Benefit) provision for income taxes	3,381	(7,556)		2.4	(5.9)

Net income	$10,895	$13,379		7.8	10.4

Dividends on subsidiary preferred stock	$(10)	$(10)

Net income attributable to common shareholders	$10,885	$13,369

Earnings per share:
Basic	$1.61	$1.88
Diluted	$1.55	$1.82

Weighted average number of shares used in calculation:
Basic	6,751,026	7,106,715
Diluted	7,003,389	7,345,428

			% Change	As a % of Sales
	Nine Months Ended		2019	Nine Months Ended
	January 31,		vs.	January 31,
	2019	2018	2018	2019	2018
Operating Data:
Retail units sold	37,163	35,189	5.6%
Average number of stores in operation	141	140	0.7
Average retail units sold per store per month	29.3	27.9	5.0
Average retail sales price	$11,062	$10,487	5.5
Same store revenue growth	10.5%	3.3%
Net charge-offs as a percent of average finance receivables	19.2%	21.2%
Collections as a percent of average finance receivables	39.2%	37.2%
Average percentage of finance receivables-current (excl. 1-2 day)	82.0%	80.5%
Average down-payment percentage	5.8%	5.8%

Period End Data:
Stores open	143	140	2.1%
Accounts over 30 days past due	3.2%	4.1%
Finance receivables, gross	$542,893	$497,652	9.1%

Operating Statement:
Revenues:
Sales	$430,315	$386,867	11.2%	100.0%	100.0%
Interest income	61,925	55,883	10.8	14.4	14.4
Total	492,240	442,750	11.2	114.4	114.4

Costs and expenses:
Cost of sales	251,274	225,780	11.3	58.4	58.4
Selling, general and administrative	79,068	73,537	7.5	18.4	19.0
Provision for credit losses	111,619	110,778	0.8	25.9	28.6
Interest expense	5,895	3,978	48.2	1.4	1.0
Depreciation and amortization	2,949	3,244	(9.1)	0.7	0.8
(Gain) loss on disposal of property and equipment	(88)	188	(146.8)	-	-
Total	450,717	417,505	8.0	104.7	107.9

Income before taxes	41,523	25,245		9.6	6.5

(Benefit) provision for income taxes	8,464	(1,095)		2.0	(0.3)

Net income	$33,059	$26,340		7.7	6.8

Dividends on subsidiary preferred stock	$(30)	$(30)

Net income attributable to common shareholders	$33,029	$26,310

Earnings per share:
Basic	$4.82	$3.59
Diluted	$4.66	$3.48

Weighted average number of shares used in calculation:
Basic	6,846,707	7,336,687
Diluted	7,087,430	7,556,255

	January 31,	April 30,	January 31,
	2019	2018	2018

Cash and cash equivalents	$1,624	$1,022	$534
Finance receivables, net	$414,913	$383,617	$380,384
Inventory	$38,822	$33,610	$38,094
Total assets	$493,555	$455,584	$455,848
Total debt	$170,737	$152,367	$148,172
Treasury stock	$228,412	$204,325	$188,319
Total equity	$245,677	$230,535	$234,856
Shares outstanding	6,685,013	6,849,161	7,056,179

Finance receivables:
Principal balance	$542,893	$501,438	$497,652
Deferred revenue - payment protection plan	(20,748)	(19,823)	(18,908)
Deferred revenue - service contract	(10,224)	(10,332)	(9,672)
Allowance for credit losses	(127,980)	(117,821)	(117,268)

Finance receivables, net of allowance and deferred revenue	$383,941	$353,462	$351,804

Allowance as % of principal balance net of deferred revenue	25.0%	25.0%	25.0%

Changes in allowance for credit losses:
	Nine Months Ended
	January 31,
	2019	2018
Balance at beginning of period	$117,821	$109,693
Provision for credit losses	111,619	110,778
Charge-offs, net of collateral recovered	(101,460)	(103,203)
Balance at end of period	$127,980	$117,268